UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2022

Servotronics, Inc.

(Exact name of registrant as specified in its charter.)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1110 Maple Street

Elma, New York 14059-0300

(Address of principal executive offices, including zip code)

(716) 655-5990

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	SVT	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Appointment

On April 21, 2022, Servotronics, Inc. (the “Company”) announced that the Company’s board of directors (the “Board”) has appointed William F. Farrell, Jr. as its Chief Executive Officer, effective April 25, 2022. Mr. Farrell is also expected to join the Board once he commences employment with the Company.

Mr. Farrell, age 55, served in various roles of increasing responsibility at Moog, Inc., including, most recently, Site General Manager for Moog’s Aircraft Group, which supports military and commercial aerospace applications from 2019 to 2021. Prior to that, he served five years as Site General Manager for its Industrial Group, supporting markets including flight simulation, oil and gas exploration, power generation and industrials automation. Mr. Farrell holds a B.S. degree in mechanical engineering from the University of Notre Dame and an M.B.A in manufacturing operations management from the State University of New York at Buffalo.

Mr. Farrell will be paid an annual base salary of $350,000 and his annual target cash bonus and annual target performance-based long-term equity award are each set at 40% of base salary. Mr. Farrell will receive a one-time new hire equity award with a grant date value of $75,000. The equity award will vest in April 2023, subject to Mr. Farrell’s continued employment with the Company.

In addition, Mr. Farrell received a participation agreement under the Company’s Executive Change in Control Severance Plan (described more fully below) which provides that upon a termination of his employment by the Company without Cause or by Mr. Farrell for Good Reason, in either case following a change in control, Mr. Farrell will receive a lump sum amount equal to two times his annual total cash compensation, plus a prorated annual cash bonus at the target level of performance. In addition, Mr. Farrell will receive certain COBRA premium payments during an 18-month benefit continuation period.

Executive Change in Control Severance Plan

On April 19, 2022, the Compensation Committee of the Board approved an Executive Change in Control Severance Plan (the “Executive Severance Plan”). The Compensation Committee may designate certain key executives and employees of the Company (each a “Participant”) to be participants in the Executive Severance Plan from time to time.

Participation in the Executive Severance Plan is conditioned on a Participant’s execution of a release of claims as well as a Participation Agreement. Capitalized terms that are used but not otherwise defined herein have the meanings given them in the Executive Severance Plan.

The Executive Severance Plan provides for certain benefits to Participants upon a Participant’s termination (i) by the Company without Cause or (ii) by the Participant for Good Reason within a specified period (each, a “Qualifying Termination”). In the event of a Qualifying Termination, such Participant will be eligible for: (1) Severance payments in an aggregate amount equal to the product of (a) the Applicable Severance Multiplier set forth in the applicable Participation Agreement and (b) the Participant’s annual base salary, to be paid in equal installments over 24 months in accordance with the Company’s normal payroll practices; (2) An annual bonus payment based on the actual amount that the Participant would have been eligible for, pro-rated for the number of days actually served during the year; and (3) Certain COBRA premium payments during the Benefit Continuation period set forth in the applicable Participation Agreement.

Severance benefits may be forfeited or reduced in certain circumstances, including in connection with certain required accounting restatements, a Participant’s breach of the release of claims, or a Participant’s breach of the restrictive covenants contained in the Participation Agreement. In the event that a Participant would otherwise incur excise tax liability as a result of any payments or benefits provided to the Participant that classify as excess parachute payments under Section 280G of the Internal Revenue Code of 1986, the Participant will either receive the payments and benefits in full or will have such payments and benefits reduced to the minimum extent necessary to avoid such excise tax liability, whichever of the foregoing results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.

The Executive Severance Plan and form of Participation Agreement will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2022, and the description thereof set forth herein is qualified by and subject, in all respects, to the terms of the Executive Severance Plan and form of Participation Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit 104	Cover Page Interactive Data File (embedded within Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     April 25, 2022

Servotronics, Inc.

By:	/s/Lisa F. Bencel, Chief Financial Officer
Lisa F. Bencel
Chief Financial Officer